UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2009

Emclaire Financial Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-18464	25-1606091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

612 Main Street

Emlenton, Pennsylvania 16373

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (724) 867-2311

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 28, 2009, Emclaire Financial Corp. (the “Company”), through its wholly-owned bank subsidiary, The Farmers National Bank of Emlenton (the “Bank”), completed the acquisition of the full-service branch office of National City Bank (“National City”), a national banking association and wholly-owned subsidiary of The PNC Financial Services Group, Inc. (“PNC”), located in Titusville, Pennsylvania (the “Branch Acquisition”). This transaction was completed pursuant to the Purchase and Assumption Agreement (the “Purchase Agreement”) entered into on April 6, 2009.

Pursuant to the Purchase Agreement, the Bank assumed approximately $90.0 million in deposits in exchange for approximately $32.7 million in loans, $53.8 million in net cash, and certain fixed assets of the branch office. The Bank paid a premium of 3.4% on deposits assumed. The Bank has retained all the employees of the Titusville branch office. Based on the Company’s unaudited financial statements as of June 30, 2009 and the completion of the Branch Acquisition, the Company has pro forma total assets and customer deposits of approximately $480.6 million and $381.9 million, respectively, and 13 full services offices operating in eight counties in Western Pennsylvania.

Item 8.01	Other Events.

On August 28, 2009, the Company issued a press release announcing the closing of the Branch Acquisition. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Form 8-K within 71 calendar days after the required filing date for this Current Report.

(b)	Pro Forma Financial Information.

In accordance with Item 9.01(b)(2) of Form 8-K, the financial information required by Item 9.01(b) will be filed by amendment to this Form 8-K within 71 calendar days after the required filing date for this Current Report.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated August 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCLAIRE FINANCIAL CORP.

Date: August 28, 2009
	By:	/s/ William C. Marsh
William C. Marsh
Chairman of the Board, President and Chief Executive Officer